As filed with the Securities and Exchange Commission on June 12, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

XOMA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	52-2154066
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2910 Seventh Street

Berkeley, California 94710

(510) 204-7200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Fred Kurland

XOMA Corporation

2910 Seventh Street

Berkeley, California 94710

(510) 204-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James F. Fulton

Michael E. Tenta

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304

(650) 843-5000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered(1) (2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, $0.0075 par value per share	30,608,131	$4.51	$138,042,670.80	$17,779.90

(1)	Consists of an aggregate of 30,608,131 shares of common stock, including 7,575,759 shares of common stock that may be issued upon the exercise of warrants, all of which were acquired by the selling stockholders in several registered public offerings or open market purchases.

(2)	Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the registrant’s common stock on June 6, 2014, as reported on the NASDAQ Global Market.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated June 12, 2014

PROSPECTUS

XOMA CORPORATION

Common Stock

This prospectus relates to the sale or other disposition from time to time of up to 30,608,131 shares of common stock, including 7,575,759 shares of common stock that may be issued upon the exercise of warrants, which are held by the selling stockholders named in this prospectus. The shares of common stock, including 7,575,759 shares of common stock that may be issued upon the exercise of warrants, covered by this prospectus were previously issued by us in one or more registered public offerings or acquired by the selling stockholders in the open market, which is more fully described in the section titled “Prospectus Summary—The Offering” on page 3. We are not selling any common stock under this prospectus and will not receive any of the proceeds from the sale or other disposition of shares by the selling stockholders. We will, however, receive the net proceeds of any warrants exercised for cash.

The selling stockholders may sell or otherwise dispose of the shares of common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell or otherwise dispose of their shares of common stock in the section entitled “Plan of Distribution” on page 7. Discounts, concessions, commissions and similar selling expenses attributable to the sale of shares of common stock covered by this prospectus will be borne by a selling stockholder. The selling stockholders will reimburse us for all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the shares with the Securities and Exchange Commission. We will not be paying any underwriting discounts or commissions in this offering.

Our common stock is traded on the NASDAQ Global Market under the symbol “XOMA.” On June 11, 2014, the last reported sales price of our common stock was $4.69 per share.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described or incorporated by reference under the heading “Risk Factors” on page 4 of this prospectus, and under similar headings in any amendment or supplement to this prospectus or as updated by any subsequent filing with the Securities and Exchange Commission that is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2014.

ABOUT THIS PROSPECTUS

We have not, and the selling stockholders have not, authorized anyone to provide you with information that is additional to or different from that contained or incorporated by reference in this prospectus. We and the selling stockholders take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. You should not assume that the information we have included in this prospectus is accurate as of any date other than the date of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless otherwise specified or required by context, references in this prospectus to “XOMA,” “the Company,” “we,” “us” and “our” refer to XOMA Corporation, a Delaware corporation, and its consolidated subsidiaries, if any, unless otherwise specified.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference into this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus carefully, including the section entitled “Risk Factors” and the documents that we incorporate by reference into this prospectus, before making an investment decision.

XOMA CORPORATION

Overview

XOMA Corporation (“XOMA”), a Delaware corporation, discovers and develops innovative antibody-based therapeutics, including those that have unique allosteric modulating properties. Our lead product candidate, gevokizumab, is a proprietary potent, fully humanized allosteric-modulating monoclonal antibody that binds to the inflammatory cytokine interleukin-1 beta (“IL-1 beta”). We believe that by targeting IL-1 beta, gevokizumab has the potential to address the underlying inflammatory causes of a wide range of diseases that have been identified as having unmet medical needs.

Together with our development partner, Servier (“Servier”), a leading independent French pharmaceutical company, we initiated three Phase 3 clinical trials evaluating gevokizumab for the treatment of non-infectious intermediate, posterior or pan-uveitis (“NIU”) and Behçet’s uveitis, a severe subset of NIU. These studies are known as the EYEGUARD™ program, which includes EYEGUARD-A (patients with active NIU), EYEGUARD-B (patients with Behçet’s uveitis), and EYEGUARD-C (patients currently controlled with systemic treatment). With respect to the EYEGUARD program, XOMA is responsible for all of the clinical study sites in the United States, and Servier is responsible for all of the clinical study sites outside of the United States.

In addition to the NIU clinical trials, we also are planning to launch a Phase 3 clinical program for gevokizumab in pyoderma gangrenosum (“PG”), a rare ulcerative skin disease. Based upon what we believe are compelling data from our 6-patient pilot study, which was designed to determine if gevokizumab should be explored in pivotal studies in patients with active PG, we met with the U.S. Food and Drug Administration (“FDA” or “Agency”) to review the pilot study data. We have incorporated the FDA’s verbal and written responses regarding the study design into a final Phase 3 program and have submitted the protocols to the Agency for any final comments. XOMA will be wholly responsible for the conduct of the PG Phase 3 clinical studies, which are expected to have study sites open in the United States and several additional countries.

We also have an active gevokizumab Proof-of-Concept (“POC”) development program to identify indications for pivotal development. We have conducted POC trials in moderate-to-severe inflammatory acne and in erosive osteoarthritis of the hand (“EOA”), and we have several other ongoing POC studies. In early 2013, we reported top-line results from our moderate-to-severe inflammatory acne study. Based upon market analysis, we have decided not to pursue a pivotal program in moderate-to-severe inflammatory acne; however, we will consider conducting pilot studies in rare acne indications classified under the umbrella diagnosis of neutrophilic dermatoses. In October 2013, we reported promising results from the Day 84 pain, stiffness and function endpoints in our gevokizumab POC study in patients with EOA and elevated C-reactive protein (“CRP”), known as Study 160. On March 4, 2014, we reported that despite early positive results in Study 160, the top-line data at Day 168, as well as data at Day 84 in a supplemental study, were not positive. These results led to our decision not to pursue Phase 3 testing in the broad EOA population. We continue to review the data to determine if there is a subgroup of the EOA population that could benefit from gevokizumab therapy.

Gevokizumab has been generally well tolerated across all of our clinical studies. In both the acne and EOA studies, there were no drug-related serious adverse events reported. The most common adverse events were headache, pain, arthralgia, urinary tract infections, upper respiratory tract infections and pneumonia, and they were comparable between gevokizumab and placebo.

We also have clinical studies ongoing to assess gevokizumab’s potential to treat several other rare diseases. Two studies are being conducted in collaboration with the U.S. National Institutes of Health (“NIH”). In March 2013, we announced a gevokizumab study in patients with non-infectious anterior scleritis had opened for enrollment at the National Eye Institute (“NEI”). In August 2013, we announced a gevokizumab clinical study in patients with inflammatory autoimmune inner ear disease (“AIED”) run by the North Shore-Long Island Jewish Health System in collaboration with the National Institute on Deafness and Other Communication Disorders (“NIDCD”).

Separately, Servier instituted its own active development program for gevokizumab beyond the NIU and Behçet’s uveitis Phase 3 program. In 2012, Servier initiated a gevokizumab Phase 2 study in patients with acute coronary syndrome, a cardiovascular disease. In 2013, Servier also began testing gevokizumab in a variety of POC studies, including polymyositis/dermatomyositis, Schnitzler syndrome, and giant cell arteritis. Servier has indicated these are the first studies in an extensive multi-indication exploratory program it expects to conduct.

Our proprietary preclinical pipeline includes three new classes of fully human monoclonal antibodies known as Selective Insulin Receptor Modulators (“SIRMs”). These allosteric modulating antibodies activate (“XMet A”), sensitize (“XMet S”) or deactivate/antagonize (“XMet D”) the insulin receptor in vivo. XMet A and XMet S represent the potential for distinct, new therapeutic approaches for the treatment of patients with diabetes. Separate studies of XMet A and XMet S have demonstrated reduced fasting blood glucose levels and improved glucose tolerance in mouse models of diabetes. We expect to out license XMet A and XMet S development and commercialization at a future date.

In the case of XMet D, a class of fully human, allosteric modulating monoclonal antibody engineered to deactivate the insulin receptor, we plan to develop this internally, as it has the potential to treat a variety of rare, severely debilitating diseases including congenital hyperinsulinism (“CHI”), hyperinsulinemic hypoglycemia in post-gastric bypass surgery patients and insulinomas. In preclinical models, XMet D was capable of restoring fasting blood glucose to normal levels. We anticipate filing an IND for endogenous hypoglycemia in 2014.

We have developed these and other antibodies using some or all of our ADAPT™ antibody discovery and development platform, our ModulX™ technologies for generating allosterically modulating antibodies, and our OptimX™ technologies for optimizing biophysical properties of antibodies, including affinity, immunogenicity, stability and manufacturability.

Our biodefense initiatives include XOMA 3AB, a biodefense anti-botulism product candidate comprised of a combination of three antibodies. XOMA 3AB is directed against botulinum toxin serotype A and has been developed through funding from the National Institute of Allergy and Infectious Diseases (“NIAID”), a part of the NIH. A Phase 1 trial was completed on XOMA 3AB, with no product-related serious adverse events. In January 2012, we announced we will complete our NIAID biodefense contracts currently in place but will not actively pursue future contracts. Should the government choose to acquire XOMA 3AB or other biodefense products in the future, we expect to be able to produce these antibodies through an outside manufacturer.

We also have developed antibody product candidates with premier pharmaceutical companies including Novartis AG (“Novartis”) and Takeda Pharmaceutical Company Limited. Two antibodies developed with Novartis, LFA102 and HCD122 (lucatumumab), are in clinical development by Novartis.

Company Information

We were incorporated in Delaware in 1981 and became a Bermuda exempted company in December 1998. Effective December 31, 2011, we changed our jurisdiction of incorporation from Bermuda to Delaware and changed our name from XOMA Ltd. to XOMA Corporation.

Our principal executive offices are located at 2910 Seventh Street, Berkeley, California 94710, and we maintain a registered office located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. Our telephone number at our principal executive offices is (510) 204-7200. Our website address is www.xoma.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus or part of any prospectus supplement. Our website address is included in this document as an inactive textual reference only.

The Offering

The selling stockholders named in this prospectus may offer and sell up to 30,608,131 shares of common stock, including 7,575,759 shares of common stock that may be issued upon the exercise of warrants. Our common stock is currently listed on The NASDAQ Global Market under the symbol “XOMA.” Shares of common stock that may be offered in this offering, when issued and paid for, will be fully paid and non-assessable. We will not receive any of the proceeds of sales by the selling stockholders of any of the common stock covered by this prospectus. We will, however, receive the net proceeds of any warrants exercised for cash.

Throughout this prospectus, when we refer to the shares of our common stock being registered on behalf of the selling stockholders, we are referring to the shares of common stock that have been issued in several offerings described below or that may be issuable upon exercise of the warrants sold in one of the offerings, or on the open market. Throughout this prospectus, when we refer to the selling stockholders, we are referring to the selling stockholders named herein and, as applicable, any donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, or other non-sale related transfer that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

On August 19, 2013, we entered into an underwriting agreement with Cowen and Company, LLC, as representative of the underwriters named therein, relating to the offering and sale of 8,736,187 shares of our common stock at the price to the public of $3.62 per share. The sale of such shares closed on August 23, 2013, and the selling stockholders purchased 2,757,791 shares of our common stock in such offering, which are included in this prospectus.

On October 24, 2012, we entered into an underwriting agreement with Credit Suisse Securities (USA) LLC and Cowen and Company, LLC, as representatives of the underwriters named therein, relating to the public offering and sale of 13,333,333 shares of our common stock at the price to the public of $3.00 per share. The sale of such shares closed on October 29, 2012, and the selling stockholders purchased 4,722,666 shares of our common stock in such offering, which are included in this prospectus.

On March 6, 2012, we entered into an underwriting agreement with RBC Capital Markets, LLC and Cowen and Company, LLC, as representatives of the several underwriters named therein, relating to the public offering and sale of 29,669,154 shares of our common stock at a purchase price of $1.32 per share and five year warrants to purchase up to an aggregate of 14,834,577 shares of our common stock. For each share of common stock purchased, the investors received a warrant to purchase 0.5 shares of our common stock at an exercise price of $1.76 per share. The sale of such shares and accompanying warrants closed on March 9, 2012, and the selling stockholders purchased 15,151,515 shares of our common stock and warrants to purchase 7,575,759 shares of our common stock in such offering, which are included in this prospectus. The warrants became exercisable on March 9, 2012 and expire on March 9, 2017, unless earlier terminated.

Finally, between February 17, 2011 and February 24, 2011, one of the selling stockholders purchased an aggregate of 400,400 shares of our common stock in the open market at prices ranging from $4.88 to $5.15 per share.

On June 12, 2014, we entered into a registration rights agreement with the selling stockholders. Under the registration rights agreement, we agreed to file this registration statement with the Securities and Exchange Commission, or SEC, within 30 days after demand by any of the selling stockholders, to register for resale the shares issued to the selling stockholders in the above offerings, the shares purchased in the open market and the shares issuable upon exercise of the warrants received by the selling stockholders. We are required to use our reasonable best efforts to cause the registration statement to become effective as promptly as practicable after filing, and to remain effective until the shares being registered have been sold or may be sold freely without limitations or restrictions as to volume or manner of sale pursuant to Rule 144.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Prior to making a decision about investing in our common stock, you should consider carefully the specific risk factors discussed in the sections entitled “Risk Factors” contained in our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as filed with the SEC, which are incorporated in this prospectus by reference in their entirety, as well as any amendment or updates to our risk factors reflected in subsequent filings with the SEC, including any prospectus supplement hereto. These risks and uncertainties are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us, or that we currently view as immaterial, may also impair our business. If any of the risks or uncertainties described in our SEC filings or any additional risks and uncertainties actually occur, our business, financial condition, results of operations and cash flow could be materially and adversely affected. In that case, the trading price of our common stock could decline and you might lose all or part of your investment.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference herein, contains, and any applicable prospectus supplement or free writing prospectus including the documents we incorporate by reference therein may contain, forward-looking statements, including statements related to the anticipated size of clinical trials, the anticipated timing of initiation of clinical trials, the expected availability of clinical trial results, the sufficiency of our cash resources, the estimated costs of clinical trials and the amounts of certain revenues and certain costs in comparison to prior years, or that otherwise relate to future periods. These statements are based on assumptions that may not prove accurate. Actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry and for companies engaged in the development of new products in a regulated market. Among other things: our product candidates are still being developed, and we will require substantial funds to continue development which may not be available; we have sustained losses in the past and we expect to sustain losses in the future; we are substantially dependent on Servier for the development and commercialization of gevokizumab and for other aspects of our business; we have received negative results from certain of our clinical trials, and the pace of certain ongoing trials has not always been what was initially anticipated, and we face uncertain results of other clinical trials of our product candidates; if our therapeutic product candidates do not receive regulatory approval, neither our third-party collaborators, our contract manufacturers nor we will be able to manufacture and market them; we may not obtain orphan drug exclusivity or we may not receive the full benefit of orphan drug exclusivity even if we obtain such exclusivity; even once approved, a product may be subject to additional testing or significant marketing restrictions, its approval may be withdrawn or it may be voluntarily taken off the market; we may not be successful in commercializing our products, which could also affect our development efforts; we are subject to various state and federal healthcare related laws and regulations that may impact the commercialization of ACEON or our product candidates and could subject us to significant fines and penalties; and certain of our technologies are in-licensed from third parties, so our capabilities using them are restricted and subject to additional risks. Discussions containing these forward-looking statements may be found, among other places, in the Sections entitled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q, as well as any amendments thereto, filed with the SEC. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. The risks and uncertainties include, among others, those referenced in “Risk Factors” above and in any applicable prospectus supplement or free writing prospectus and any documents incorporated by reference herein or therein.

Forward-looking statements include all statements that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential,” or the negative of those terms, and similar expressions and comparable terminology intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale or other disposition of shares of our common stock by the selling stockholders pursuant to this prospectus. A portion of the shares covered by this prospectus are issuable upon exercise of warrants to purchase our common stock. Upon any exercise of any of the warrants for cash, the applicable selling stockholder would pay us the exercise price set forth in the warrants. The cash exercise price of the warrants is $1.76 per share. We expect to use any such proceeds primarily for our working capital and other corporate and operational purposes. Under certain conditions set forth in the warrants, the warrants are exercisable on a cashless basis by net exercise. If any of the warrants are exercised on a cashless basis, we would not receive any cash payment from the applicable selling stockholder upon any such exercise of the warrants.

Each selling stockholder will pay any underwriting discounts and commissions and any expenses incurred by the selling stockholder for brokerage, accounting, tax or legal services or any other expenses incurred by such selling stockholder in disposing of shares covered by this prospectus.

SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are those purchased by the selling stockholders in the one or more registered public offering or that may be issuable upon exercise of the warrants sold in one of the offerings, or purchased by the selling stockholders on the open market. For additional information regarding the registered public offerings, see “Prospectus Summary—The Offering” above. This prospectus relates to the possible resale by the selling stockholders of any or all of the shares of common stock purchased by the selling stockholders in such offerings or in the public market or issuable upon the exercise of warrants issued in one of the offerings. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Certain of the selling stockholders have a position, office or material relationship with us. Each such material relationship is described below.

The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of the shares of common stock held by each of the selling stockholders, based in part on information provided to us by the selling stockholders. The “Shares of Common Stock Beneficially Owned Prior to Offering” column lists the number of shares of common stock beneficially owned by the selling stockholders, based on their respective ownership of shares of common stock as of May 22, 2014, which includes the outstanding shares of common stock offered by this prospectus and the maximum number of shares of our common stock issuable upon exercise of the warrants in full for cash. The table does not include certain shares of our common stock underlying options and restricted stock units which are held by Kelvin Neu, M.D., one of our directors. Dr. Neu is an employee of Baker Bros. Advisors LP, or BBA, an affiliate of the selling stockholders. Dr. Neu has no voting or dispositive power and no pecuniary interest in the options and restricted stock units. The selling stockholders may hold a pecuniary interest in the shares underlying options and restricted stock units held by Dr. Neu.

The “Number of Shares Being Offered” column lists the shares of common stock, including the shares of common stock issuable upon exercise of the warrants in full for cash, being offered by this prospectus by the selling stockholders.

The “Shares of Common Stock Beneficially Owned After Offering” columns assume the sale of all of the shares offered by the selling stockholders pursuant to this prospectus, including all of the shares of our common stock issuable upon exercise of the warrants. The selling stockholders may offer and sell all or part of the common stock covered by this prospectus, but no estimates can be made as to the number of shares of common stock that will be held by the selling stockholders after the completion of this offering. Information about the selling stockholders may change from time to time. Any changed information with respect to which we are given notice will be included in prospectus supplements or, if required, in a post-effective amendment to the registration statement of which this prospectus is a part.

The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

	Shares of Common Stock Beneficially Owned Prior to Offering		Number of Shares Being Offered	Shares of Common Stock Beneficially Owned After Offering(1)
Security Holder	Number	Percent	Number	Number	Percent
667, L.P. (2)	3,597,394	3.1%	3,597,349	0	0
Baker Brothers Life Sciences, L.P. (3)	26,350,795	23.0	26,350,795	0	0
14159, L.P. (4)	659,987	*	659,987	0	0

*	Represents beneficial ownership of less than one percent of the outstanding shares of our common stock.
(1)	Assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus, including all of the shares of our common stock issuable upon exercise of the warrants. The selling stockholders may offer and sell all or part of the common stock covered by this prospectus, but no estimates can be made as to the amount of shares of common stock that will be held by the selling stockholders after the completion of this offering.
(2)	Includes 792,796 shares of common stock issuable upon the exercise of warrants acquired by 667, L.P., or 667, in the March 2012 public offering. Julian C. Baker and Felix J. Baker have voting and investment power over the shares held by 667. Baker Bros. Advisors, LLC, or BBA, is the management company and investment adviser to 667 and may be deemed to beneficially own all shares held by 667. BBA disclaims beneficial ownership of all shares held by 667, except to the extent of its indirect pecuniary interest therein. Baker Biotech Capital, L.P., or BBC, is the general partner of 667 and may be deemed to beneficially own all shares held by 667. BBC disclaims beneficial ownership of all shares held by 667, except to the extent of its indirect pecuniary interest therein.

(3)	Includes 6,608,225 shares of common stock issuable upon the exercise of warrants acquired by Baker Brothers Life Sciences, L.P., or BBLS, in the March 2012 public offering. Julian C. Baker and Felix J. Baker have voting and investment power over the shares held by BBLS. BBA is the management company and investment adviser to BBLS and may be deemed to beneficially own all shares held by BBLS. BBA disclaims beneficial ownership of all shares held by BBLS, except to the extent of its indirect pecuniary interest therein. Baker Brothers Life Sciences Capital, L.P., or BBLSC, is the general partner of BBLS and may be deemed to beneficially own all shares held by BBLS. BBLSC disclaims beneficial ownership of all shares held by BBLS, except to the extent of its indirect pecuniary interest therein.
(4)	Includes 174,738 shares of common stock issuable upon the exercise of warrants acquired by 14159, L.P., or 14159, in the March 2012 public offering. Julian C. Baker and Felix J. Baker have voting and investment power over the shares held by 14159. BBA is the management company and investment adviser to 14159 and may be deemed to beneficially own all shares held by 14159. BBA disclaims beneficial ownership of all shares held by 14159, except to the extent of its indirect pecuniary interest therein. 14159 Capital, L.P., or 14159 Capital, is the general partner of 14159 and may be deemed to beneficially own all shares held by 14159. 14159 Capital disclaims beneficial ownership of all shares held by 14159, except to the extent of its indirect pecuniary interest therein.

Material Relationships with Certain Selling Stockholders

The selling stockholders are among entities controlled by Felix J. Baker and Julian C. Baker, which entities beneficially own approximately 26.8% of our outstanding common stock as of March 10, 2014, which includes warrants to purchase approximately 7.6 million shares of our common stock at an exercise price of $1.76 per share. On July 19, 2012, our Board of Directors elected Dr. Neu to serve on our Board of Directors. Dr. Neu is an employee of Baker Bros. Advisors LP, an entity controlled by Felix J. Baker and Julian C. Baker. Except for the ownership of the shares of common stock and Dr. Neu’s election to our Board of Directors, the selling stockholders have not had any material relationship with us or our affiliates within the past three years.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(7) or other applicable provision of the Securities Act supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(7) or other applicable provision of the Securities Act or, if required, a post-effective amendment to the registration statement of which this prospectus is a part, supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

LEGAL MATTERS

The validity of the common stock being offered hereby was passed upon by Cooley LLP, Palo Alto, California.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, and the effectiveness of our internal control over financial reporting as of December 31, 2013, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. We maintain a website at www.xoma.com. Information contained in or accessible through our website does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC:

•	our annual report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 12, 2014;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2014 filed with the SEC on May 7, 2014;

•	our current reports on Form 8-K filed with the SEC on January 8, 2014, May 16, 2014 and May 28, 2014; and

•	the description of our capital stock included under the caption “Description of Capital Stock” in the prospectus dated December 16, 2011, which was filed on December 19, 2011, and is part of our registration statement on Form S-4/A filed on December 13, 2011 (registration no. 333-177165), including any amendment or report for the purpose of updating such description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the common stock covered by this prospectus. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to:

XOMA Corporation

2910 Seventh Street

Berkeley, California 94710

(510) 204-7200

Attn: Chief Financial Officer

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses payable by the registrant in connection with the common stock being registered. The selling stockholders will not bear any portion of such expenses. All the amounts shown are estimates, except for the SEC registration fee.

SEC Registration Fee	$17,779.90
Accounting Fees and Expenses	100,000.00
Legal Fees and Expenses	100,000.00
Printing and miscellaneous expenses	7,220.10

Total	$225,000.00

Item 15.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

The Registrant’s amended and restated certificate of incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

The Registrant’s amended and restated bylaws provide for the indemnification of officers, directors and third parties acting on the Registrant’s behalf if such persons act in good faith and in a manner reasonably believed to be in and not opposed to the Registrant’s best interest, and, with respect to any criminal action or proceeding, such indemnified party had no reason to believe his or her conduct was unlawful.

The Registrant has entered into indemnification agreements with each of its directors and executive officers, in addition to the indemnification provisions provided for in its charter documents, and the Registrant intends to enter into indemnification agreements with any new directors and executive officers in the future.

The Registrant maintains insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Item 16.	Exhibits.

Exhibit Number	Exhibits

3.1(1)	Certificate of Incorporation of XOMA Corporation.

3.2(2)	Certificate of Amendment of Certificate of Incorporation of XOMA Corporation.

3.3(3)	Bylaws of XOMA Corporation.

4.1(4)	Form of Warrant to Purchase Common Stock.

4.2(5)	Specimen Common Stock Certificate.

4.3(6)	Registration Rights Agreement dated June 12, 2014.

5.1	Opinion of Cooley LLP.

23.1	Consent of Independent Registered Accounting Firm.

23.2	Consent of Cooley LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature pages hereto).

Keys to Exhibits:

(1)	Filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K on January 3, 2012, and incorporated herein by reference.
(2)	Filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K on May 31, 2012, and incorporated herein by reference.
(3)	Filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K on January 3, 2012, and incorporated herein by reference.
(4)	Filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K on March 7, 2012, and incorporated herein by reference.
(5)	Filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K on January 3, 2012, and incorporated herein by reference.
(6)	Filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K on June 12, 2014, and incorporated herein by reference.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(a), (1)(b) and (1)(c) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berkeley, State of California, on June 12, 2014.

XOMA CORPORATION

By:	/s/ John Varian
John Varian
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John Varian and Fred Kurland, his or her true and lawful agent, proxy and attorney-in-fact, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign, and file with the SEC any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date
/s/ John Varian	Director and Chief Executive Officer (Principal Executive Officer)	June 12, 2014
John Varian

/s/ Fred Kurland	Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	June 12, 2014
Fred Kurland

/s/ W. Denman Van Ness	Chairman of the Board of Directors	June 12, 2014
W. Denman Van Ness

/s/ William K. Bowes Jr.	Director	June 12, 2014
William K. Bowes Jr.

/s/ Peter Barton Hutt	Director	June 12, 2014
Peter Barton Hutt

/s/ Kelvin M. Neu	Director	June 12, 2014
Kelvin M. Neu

/s/ Patrick J. Scannon, M.D., Ph.D.	Director	June 12, 2014
Patrick J. Scannon, M.D., Ph.D.

/s/ Timothy P. Walbert	Director	June 12, 2014
Timothy P. Walbert

/s/ Jack L. Wyszomierski	Director	June 12, 2014
Jack L. Wyszomierski

/s/ Joseph M. Limber	Director	June 12, 2014
Joseph M. Limber

INDEX TO EXHIBITS

Exhibit Number	Exhibits

3.1(1)	Certificate of Incorporation of XOMA Corporation.

3.2(2)	Certificate of Amendment of Certificate of Incorporation of XOMA Corporation.

3.3(3)	Bylaws of XOMA Corporation.

4.1(4)	Form of Warrant to Purchase Common Stock.

4.2(5)	Specimen Common Stock Certificate.

4.3(6)	Registration Rights Agreement dated June 12, 2014.

5.1	Opinion of Cooley LLP.

23.1	Consent of Independent Registered Accounting Firm.

23.2	Consent of Cooley LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature pages hereto).

Keys to Exhibits:

(1)	Filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K on January 3, 2012, and incorporated herein by reference.
(2)	Filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K on May 31, 2012, and incorporated herein by reference.
(3)	Filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K on January 3, 2012, and incorporated herein by reference.
(4)	Filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K on March 7, 2012, and incorporated herein by reference.
(5)	Filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K on January 3, 2012, and incorporated herein by reference.
(6)	Filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K on June 12, 2014, and incorporated herein by reference.